EXHIBIT 99.1
LIONSGATE REPORTS REVENUES OF $324.0 MILLION FOR THIRD
QUARTER OF FISCAL 2009, UP 8% FROM PRIOR YEAR’S THIRD
QUARTER; NET LOSS OF $93.4 MILLION COMPARED TO NET INCOME
OF $7.3 MILLION IN PRIOR YEAR’S THIRD QUARTER
Santa Monica, CA, and Vancouver, BC, February 9, 2009 -— Lionsgate (NYSE: LGF), the leading next generation studio, reported revenues of $324.0 million for the third fiscal quarter (period ended December 31, 2008), an 8.4% increase from $299.0 million for the prior year’s third quarter, the Company announced today. However, EBITDA for the third quarter was negative $88.9 million compared to EBITDA of positive $11.7 million in the prior year’s third quarter. EBITDA is defined as earnings before interest, income tax provision, depreciation and equity interests.
Net loss of $93.4 million in the third quarter translated into basic net loss per common share of $0.81, based on 115.8 million weighted average common shares outstanding, compared to net income of $7.3 million, or basic net income per common share of $0.06, based on 118.9 million weighted average common shares outstanding in the prior year’s third quarter. The loss was primarily attributable to the underperformance of theatrical wide releases in the quarter along with a reserve taken for the Company’s HIT Entertainment North American DVD distribution deal due to several factors, including softness in the preschool non-theatrical retail market and unusually high returns from the field when Lionsgate took over distribution of the line. These losses more than offset gains in Lionsgate’s television business.
“During the quarter, we were negatively impacted by some of the same broad economic factors reported by other companies in the media and entertainment sector,” said Lionsgate Co-Chairman and Chief Executive Officer Jon Feltheimer. “However, the primary factor contributing to this quarter’s loss was the underperformance of our feature film slate. This will have a significant negative impact on our EBITDA and free cash flow for the whole year. Looking forward to fiscal 2010, with the solid performance of our television, home entertainment, international and library businesses, coupled with a smaller film slate and lower associated marketing costs, we anticipate significant positive EBITDA next year.”
The Company’s filmed entertainment backlog was $442.4 million at December 31, 2008. Filmed entertainment backlog represents the amount of future revenue contracted but not yet recorded from the licensing of films and television product for television exhibition and in international markets.
Overall motion picture revenue for the quarter was $254.9 million, a decrease of 2% from $261.0 million in the prior year’s third quarter, as declines in home entertainment, international and Mandate Pictures offset growth in theatrical and television from motion pictures.
Theatrical revenue of $69.3 million increased 9% from $63.8 million in the prior year’s third quarter. Saw V continued the strength of the Saw horror franchise and the documentary Religulous also performed well in platform release. The wide releases The Spirit, Punisher: War Zone and Transporter 3 compared unfavorably to releases in the prior year’s third quarter.

Lionsgate’s home entertainment revenue from all segments was $101.5 million, an 11% decline compared to $114.6 million in the prior year’s third quarter.  There were no high-profile new theatrical releases on DVD in the quarter. Significant home entertainment titles in the quarter were Beer For My Horses and continued sales of Rambo, The Bank Job, Forbidden Kingdom and War, which were released in previous quarters. The Company has slated the releases of such major theatrical titles as Saw V, Tyler Perry’s The Family That Preys, Bangkok Dangerous, My Best Friend’s Girl and Transporter 3 for the fiscal fourth quarter to avoid the glut of major studio releases before the holidays, as it has done in the past.
Television revenue included in the motion picture segment was $39.0 million in the third quarter, a 25% increase from $31.3 million in the prior year third quarter, led by titles such as Tyler Perry’s Meet The Browns, Rambo, The Bank Job and The Eye.
Lionsgate’s international revenue declined 8% to $41.1 million in the third quarter compared to $44.6 million in the third quarter of the prior year.  Principal revenue contributors in the quarter were Saw V, Punisher: War Zone, The Eye and Conan The Barbarian.
Mandate Pictures reported third quarter revenues of $8.3 million, a decline of 34% from $12.5 million in the prior year third quarter. Significant titles in the quarter were Juno, Nick and Norah’s Infinite Playlist and Passengers.
Television production revenue in the quarter was $69.2 million, an increase of 82% from $38.0 million in the prior year’s third quarter due to increases in domestic television series episodes delivered, $14.5 million of revenue generated from the Company’s joint venture with Ish Entertainment LLC and revenue increases from the Company’s Debmar-Mercury television syndication business. Primary contributors were deliveries of the Emmy Award-winning Mad Men Season 2 (AMC) and deliveries of Crash TV Series Season 1 (Starz) and Scream Queens (VH1). After the end of the quarter, Turner Broadcasting ordered a total of 80 episodes of the House of Payne spin-off, Tyler Perry’s Meet The Browns, to air on TBS this summer and in syndication in fall 2010. The television division remains on track to approach $250 million in revenues this year.
On January 5, 2009, Lionsgate announced the acquisition of TV Guide Network, the 19th most widely distributed cable network in the U.S., reaching 83 million homes, and leading online programming site TV Guide.com, for approximately $255 million. The TV Guide Network joins other Lionsgate channel platforms such as the FEARnet branded horror channel (in partnership with Sony and Comcast) and the premium channel EPIX, to be launched this fall (in partnership with Viacom and MGM).
Lionsgate senior management will hold its analyst and investor conference call to discuss its fiscal 2009 third quarter financial results at 9:00 A.M. ET/6:00 A.M. PT, Tuesday, February 10, 2009.  Interested parties may participate live in the conference call by calling 1-888-428-4479 (651-291-5254 outside the U.S. and Canada). A full digital replay will be available from Tuesday morning, February 10, through Tuesday, February 17, by dialing 1-800-475-6701 (320-365-3844 outside the U.S. and Canada) and using access code 982709.
Lionsgate is the leading next generation studio with a major presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company is leveraging its content leadership and marketing expertise through a series of partnerships that include the operation of the FEARNet branded VOD and Internet horror channel with Sony and Comcast, the expected fall 2009 launch of EPIX, a new premium entertainment channel with partners Viacom and MGM, investment in the leading young men’s digital distribution platform Break.com, ownership of the premier independent television syndication company Debmar-Mercury and an alliance with independent filmed entertainment production and distribution company Roadside Attractions. Lionsgate also has forged partnerships with leading content creators, owners and distributors in key territories around the world, including Televisa in the U.S. and Latin America, StudioCanal in the UK, Hoyts and Sony in Australia and Eros International in India.
The Company has generated more than $400 million at the North American theatrical box office in the past 12 months and has forged strong positions in television and home entertainment with the production of such critically-acclaimed television series as Weeds and Mad Men, the distribution of Tyler Perry’s House of Payne, Family Feud, South Park and The Dead Zone, and nearly 7% market share and the industry’s leading box office-to-DVD conversion rate in home entertainment. Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand is synonymous with entrepreneurial innovation and original, daring, quality entertainment in markets around the globe.
www.lionsgate.com
For further information, contact:
Peter D. Wilkes
Lionsgate
310-255-3726
pwilkes@lionsgate.com

Kristin Robinson
Lionsgate
310-255-5114
krobinson@lionsgate.com
The matters discussed in this press release include forward-looking statements, including those regarding the success of our upcoming film slate, the expansion of our television business and the performance of our fiscal 2009 and fiscal 2010.  Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by our credit facilities, unpredictability of the commercial success of our motion pictures and television programming, the cost of defending our intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors as set forth in Lionsgate’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on February 9, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2008	2008
	(Unaudited)
	(Amounts in thousands,
	except share amounts)
ASSETS
Cash and cash equivalents	$130,713	$371,589
Restricted cash	17,000	10,300
Restricted investments	7,000	6,927
Accounts receivable, net of reserve for video returns and allowances of $79,581 (March 31, 2008 - $95,515) and provision for doubtful accounts of $9,966 (March 31, 2008 - $5,978)	178,645	260,284
Investment in films and television programs	758,644	608,942
Property and equipment	16,567	13,613
Goodwill	224,213	224,531
Other assets	88,299	41,572

	$1,421,081	$1,537,758

LIABILITIES
Accounts payable and accrued liabilities	$264,439	$245,430
Participation and residuals	409,419	385,846
Film and production obligations	297,143	278,016
Subordinated notes and other financing obligations	319,718	328,718
Deferred revenue	118,843	111,510

	1,409,562	1,349,520

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares, no par value, 500,000,000 shares authorized, 122,798,197 and 121,081,311 shares issued at December 31, 2008 and March 31, 2008, respectively	447,965	434,650
Series B preferred shares (10 shares issued and outstanding)	—	—
Accumulated deficit	(358,039)	(223,619)
Accumulated other comprehensive loss	(11,179)	(533)

	78,747	210,498
Treasury shares, no par value, 6,999,174 and 2,410,499 shares at December 31, 2008 and March 31, 2008, respectively	(67,228)	(22,260)

	11,519	188,238

	$1,421,081	$1,537,758

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
	(Amounts in thousands, except per share amounts)
Revenues	$324,027	$299,008	$1,003,204	$849,494
Expenses:
Direct operating	218,652	140,051	566,521	411,444
Distribution and marketing	170,400	119,815	458,782	452,509
General and administration	27,472	27,506	96,380	80,717
Depreciation	1,374	954	3,616	2,900

Total expenses	417,898	288,326	1,125,299	947,570

Operating income (loss)	(93,871)	10,682	(122,095)	(98,076)

Other expenses (income):
Interest expense	4,302	4,085	13,803	12,170
Interest and other income	(860)	(2,510)	(5,062)	(8,948)
Gain on sale of equity securities	—	(83)	—	(2,868)
Gain on extinguishment of debt	(3,549)	—	(3,549)	—

Total other expenses (income), net	(107)	1,492	5,192	354

Income (loss) before equity interests and income taxes	(93,764)	9,190	(127,287)	(98,430)
Equity interests loss	(1,695)	(1,248)	(5,841)	(3,242)

Income (loss) before income taxes	(95,459)	7,942	(133,128)	(101,672)
Income tax provision (benefit)	(2,039)	628	1,292	2,135

Net income (loss)	$(93,420)	$7,314	$(134,420)	$(103,807)

Basic Net Income (Loss) Per Common Share	$(0.81)	$0.06	$(1.15)	$(0.88)

Diluted Net Income (Loss) Per Common Share	$(0.81)	$0.06	$(1.15)	$(0.88)

LIONS GATE ENTERTAINMENT CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months	Nine Months
	Ended	Ended
	December 31,	December 31,
.	2008	2007
	(Amounts in thousands)
Operating Activities:
Net loss	$(134,420)	$(103,807)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	3,616	2,900
Amortization of deferred financing costs	3,397	2,659
Amortization of films and television programs	315,614	255,157
Amortization of intangible assets	760	698
Non-cash stock-based compensation	12,027	10,207
Gain on sale of equity securities	—	(2,794)
Gain on extinguishment of debt	(3,549)	—
Equity interests loss	5,841	3,242
Changes in operating assets and liabilities:
Restricted cash	(6,700)	(19,674)
Accounts receivable, net	72,945	(38,620)
Investment in films and television programs	(471,308)	(397,773)
Other assets	(12,191)	(5,903)
Accounts payable and accrued liabilities	26,826	39,859
Participation and residuals	24,696	112,644
Film obligations	58,711	10,810
Deferred revenue	7,826	39,182

Net Cash Flows Used In Operating Activities	(95,909)	(91,213)

Investing Activities:
Purchases of investments — auction rate securities	—	(207,262)
Proceeds from the sale of investments — auction rate securities	—	444,641
Purchases of investments — equity securities	—	(4,765)
Proceeds from the sale of investments — equity securities	—	24,035
Acquisition of Mandate Pictures, net of unrestricted cash acquired	—	(41,205)
Acquisition of Maple Pictures, net of unrestricted cash acquired	—	1,737
Investment in equity method investees	(15,886)	(6,464)
Increase in loan receivables	(28,767)	(5,895)
Purchases of property and equipment	(6,465)	(2,742)

Net Cash Flows Provided By (Used In) Investing Activities	(51,118)	202,080

Financing Activities:
Exercise of stock options	2,894	864
Tax withholding requirements on equity awards	(3,134)	(4,723)
Repurchases of common shares	(44,968)	(20,337)
Borrowings under financing arrangements	—	3,718
Increase in production obligations	126,420	131,318
Repayment of production obligations	(165,298)	(91,339)
Repayment of subordinated notes	(5,310)	—

Net Cash Flows Provided By (Used In) Financing Activities	(89,396)	19,501

Net Change In Cash And Cash Equivalents	(236,423)	130,368
Foreign Exchange Effects on Cash	(4,453)	1,690
Cash and Cash Equivalents — Beginning Of Period	371,589	51,497

Cash and Cash Equivalents — End Of Period	$130,713	$183,555

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF FREE CASH FLOW, AS DEFINED
TO NET CASH FLOWS USED IN OPERATING ACTIVITIES

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
		(Amounts in thousands)
Net Cash Flows Used In Operating Activities	$(56,185)	$(33,383)	$(95,909)	$(91,213)
Purchases of property and equipment	(722)	—	(6,465)	(2,742)
Net borrowings under and (repayment) of production obligations	(47,982)	38,549	(38,878)	39,979

Free Cash Flow, as defined	$(104,889)	$5,166	$(141,252)	$(53,976)

Free cash flow is defined as net cash flows used in operating activities, less purchases of property and equipment and plus or minus the net increase or decrease in production obligations. The adjustment for the production obligations is made because the GAAP based cash flows from operations reflects a non-cash reduction of cash flows for the cost of films associated with production obligations prior to the time the Company actually pays for the film. The Company believes that it is more meaningful to reflect the impact of the payment for these films in its free cash flow when the payments are actually made.
Free cash flow is a non-GAAP financial measure as defined in Regulation G promulgated by the Securities and Exchange Commission. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with Generally Accepted Accounting Principles. Management believes this non-GAAP measure provides useful information to investors regarding cash that our operating businesses generate whether classified as operating or financing activity (related to the production of our films) within our GAAP based statement of cash flows, before taking into account cash movements that are non-operational. Free cash flow is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry. Not all companies calculate free cash flow in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

LIONS GATE ENTERTAINMENT CORP.
RECONCILIATION OF EBITDA, AS DEFINED TO NET INCOME (LOSS)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
		(Amounts in thousands)
EBITDA, as defined	$(88,948)	$11,719	$(114,930)	$(92,308)
Depreciation	(1,374)	(954)	(3,616)	(2,900)
Interest expense	(4,302)	(4,085)	(13,803)	(12,170)
Interest and other income	860	2,510	5,062	8,948
Equity interests loss	(1,695)	(1,248)	(5,841)	(3,242)
Income tax benefit (provision)	2,039	(628)	(1,292)	(2,135)

Net income (loss)	$(93,420)	$7,314	$(134,420)	$(103,807)

EBITDA is defined as earnings before interest, income tax provision or benefit, depreciation and equity interests losses. EBITDA as defined, is a non-GAAP financial measure. EBITDA includes the gain on extinguishment of debt of $3.5 million for the three and nine months ended December 31, 2008. EBITDA for the three and nine months ended December 31, 2007 includes gains on the sale of equity securities of $0.1 million and $2.9 million, respectively. Management believes EBITDA as defined, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA as defined, is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While management considers EBITDA as defined, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with Generally Accepted Accounting Principles. EBITDA as defined, does not reflect cash available to fund cash requirements. Not all companies calculate EBITDA as defined, in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.